EXHIBIT 10.1
ITRON, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I. ESTABLISHMENT AND NATURE OF PLAN

The Company established the Plan effective October 1, 1991. The Plan was amended and restated effective August 1, 1996, and was further amended in 2007. The Plan was amended and restated in its entirety effective January 1, 2008, and the amendment and restatement applied to all amounts deferred under the Plan that remained unpaid on or after January 1, 2008 (whether deferred before, on or after January 1, 2005). The Plan was further amended and restated in its entirety effective [January 1, 2012] to expand eligibility and provide new benefits and additional flexibility.
The purpose of the Plan is to permit a select group of management and highly compensated employees of the Company to defer receipt of a portion of their anticipated compensation in addition to the amount that they can defer under the Company's 401(k) plan and to defer equity compensation awards. Non-employee members of the Board also are eligible to participate and to defer directors fees and equity compensation awards. The Company intends that the Plan shall constitute, and shall be construed and administered as, an unfunded plan of deferred compensation within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and the Code.
ARTICLE II. DEFINITIONS

Whenever used herein, the following terms shall have the respective meanings set forth below, unless the context clearly indicates otherwise. In addition, unless some other meaning or intent is apparent from the context, the plural shall include the singular and vice versa; and masculine, feminine and neuter words shall be used interchangeably.
2.1    "Account" means, with respect to each Participant, the account established by the Company to reflect the Deferrals under Article IV and the Matching Contributions under Article V below, increased (decreased) by allocated earnings (losses) and income (expenses) as determined under Article VI below.

2.2    "Administrator" means the person or persons appointed by the Compensation Committee to administer the Plan or, if no such person has been appointed, the Compensation Committee.

2.3    "Beneficiary" means the person, trust or other entity designated by the Participant in accordance with Section 8.4 below to receive payment under the Plan in the event of the Participant's death.

2.4    "Board" means the Board of Directors of Itron, Inc. With respect to the exercise of authority hereunder, not otherwise delegated, including, but not limited to, the powers to amend, modify or terminate the Plan, "Board" shall mean the Board acting through the Compensation Committee or such other committees, officers or persons as the Board may

Itron, Inc. Executive Deferred Compensation Plan	Page 1

authorize from time to time.

2.5    "Bonus" means any amount paid to an Eligible Employee as a bonus pursuant to a bonus arrangement maintained by the Company, before payroll deduction (including, without limitation, payroll deductions for taxes, deferrals under this Plan and deferrals under the Itron, Inc. Incentive Savings Plan).

2.6    "Change of Control" means any of the following:

(a)
the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of fifteen percent (15%) or more of either the Company's then outstanding shares of common stock or the combined voting power of the Company's then outstanding securities entitled to vote generally;

(b)
during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority of the Board, unless the election of each new director, or his or her nomination for election by the stockholders of the Company, was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period;

(c)
the approval by the stockholders of the Company of a reorganization, merger, consolidation or share exchange, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger, consolidation or share exchange do not, immediately thereafter, own more than eighty-five percent (85%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or exchanged Company's then outstanding securities; or

(d)	the approval by the stockholders of the Company of the complete liquidation or dissolution of the Company or an agreement for the sale of all or substantially all of the Company's assets.

2.7    "Code" means the Internal Revenue Code of 1986, as now or hereafter amended and in effect.

2.8    “Company" means Itron, Inc. and any other corporation or other entity that is aggregated with Itron, Inc. under Code Section 414(b) or (c) to which the Board, in its sole discretion, may from time to time extend the Plan.

2.9    "Compensation Committee" means the Compensation Committee of the Board.

2.10    “Deferral Agreement” means the election form(s) promulgated by the

Itron, Inc. Executive Deferred Compensation Plan	Page 2

Administrator and executed by the Participant authorizing the deferral of Salary, Bonus, Restricted Stock Units and/or Directors Fees and consenting to the terms and conditions of the Plan, the same as if the Participant were a signatory hereto.

2.11    “Director” means a non-employee member of the Board.

2.12    “Directors Fees” mean the annual retainer and meeting fees paid to Directors.
2.13    “Eligible Director” means a Director.

2.14    “Eligible Employee" means an employee of the Company who meets the eligibility requirements set forth in Article III below.

2.15    “Hostile Change of Control" means an event or occurrence described in Section 2.6(a), (c) or (d) above that occurs without the prior recommendation, approval or consent of the Board or an event or occurrence described in Section 2.6(b) above.

2.16    “Measurement Fund” means a phantom investment fund designated by the Administrator to serve as a measurement device for purposes of valuing the portion, if any, of a Participant's Account allocated to such phantom investment fund.

2.17    “Participant” means an Eligible Employee or Eligible Director who has elected, under the Plan to defer payment of Salary, Bonus, Restricted Stock Units and/or Directors Fees. A person remains a Participant so long as he or she has an Account balance under the Plan, whether or not he or she remains an Eligible Employee or Eligible Director.

2.18    “Plan” means the Itron, Inc. Executive Deferred Compensation Plan, as set forth herein, together with all amendments hereto.

2.19    “Restricted Stock Unit” means time-based and performance-based Restricted Stock Units granted to Eligible Employees and Eligible Directors under the Company's 2010 Stock Incentive Plan.

2.20    “Salary” means the base salary paid to an Eligible Employee by the Company before payroll deduction.

2.21    “Specified Employee” means a Participant who, as of the date of the Participant's Termination, is a key employee of the Company. A Participant is a key employee if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the 12 month period ending on a "specified employee identification date." If a Participant is a key employee as of a specified employee identification date, he or she shall be treated as a Specified Employee for the 12 month period beginning on the related "specified employee effective date." Unless Itron, Inc. has designated different dates in accordance with the provisions of Treasury Regulation Sections 1.409A-1(i)(3), (4) and (8), the specified employee identification date shall be December 31of each year and the specified employee effective date shall be the following April 1.

Itron, Inc. Executive Deferred Compensation Plan	Page 3

2.22    “Termination" and its derivations, such as "Terminate," mean separation from service as an Employee or Director within the meaning of Code Section 409A and the regulations thereunder, voluntarily or involuntarily, for any reason other than death.

2.23    “Trust" means the Itron, Inc. Benefits Protection Trust, as now or hereafter amended and in effect.

2.24    “Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, of the Participant's spouse, the Participant's Beneficiary or the Participant's dependent (as defined in Code Section 152(a), without regard to Sections 152(b)(1), (b)(2) and (d)(l)(B)), loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the following may be Unforeseeable Emergencies: (a) the imminent foreclosure of or eviction from the Participant's primary residence may constitute an Unforeseeable Emergency; (b) the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication may constitute an Unforeseeable Emergency; or (c) the need to pay for the funeral expenses of a spouse, a Beneficiary, or a dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)). Examples of events not considered Unforeseeable Emergencies include the need to pay for tuition or the desire to purchase a home.

2.25    “Year of Service” means twelve consecutive months of employment with the Company, or in the case of a Director-Participant twelve consecutive months of service on the Board.

ARTICLE III. ELIGIBILITY AND PARTICIPATION

3.1    Eligibility. All executive officers of Itron, Inc., and such other employees of the Company as the Board may designate from time to time, shall be eligible to participate in the Plan as of the date designated by the Board; provided, however, that the Board may revoke an active Participant's privilege to make prospective deferrals to this Plan at any time. Each Director of Itron, Inc. shall be eligible to participate in the Plan on January 1, 2012 or upon his or her later election to the Board.

3.2    Participation. An Eligible Employee or Eligible Director shall become a Participant by completing a Deferral Agreement and filing it with the Company in accordance with Article IV below.

ARTICLE IV. DEFERRALS

4.1    Salary Deferrals.

(a)Prior to the beginning of each calendar year, an Eligible Employee may elect to defer receipt of up to fifty percent (50%) (or such other percentage

Itron, Inc. Executive Deferred Compensation Plan	Page 4

as may be determined by the Compensation Committee) of the Salary that he or she anticipates earning for services performed during such calendar year. Such election shall be made by filing a Deferral Agreement with the Company in the manner and by the time specified by the Administrator; provided, however, that such Deferral Agreement must be filed with the Company prior to the first day of the first calendar year for which it is to be effective and shall become irrevocable with respect to a calendar year on the last day of the calendar year immediately preceding such calendar year (or such earlier date as the Administrator may prescribe). Notwithstanding the foregoing, an Eligible Employee who first becomes eligible to participate in the Plan during a calendar year may elect to defer Salary that has not yet been earned in that calendar year (as of the date his or her Deferral Agreement is filed with the Company) within thirty (30) days after becoming eligible to participate.

(b)In addition to, or in lieu of, deferrals pursuant to subsection (a) immediately above, prior to the beginning of each calendar year, an Eligible Employee may elect to defer receipt of Salary that he or she anticipates earning for services rendered in such calendar year in an amount equal to the amount of any salary deferrals (and related earnings) returned to him or her during such year from the Itron, Inc. Incentive Savings Plan due to such plan's failure to satisfy the actual deferral percentage test under Section 401(k)(3) of the Code. Such election shall be made by filing a Deferral Agreement with the Company in the manner and by the time specified by the Administrator; provided, however, that such Deferral Agreement must be filed with the Company prior to the first day of the first calendar year for which it is to be effective and shall become irrevocable with respect to a calendar year on the last day of the calendar year immediately preceding such calendar year.

4.2    Bonus Deferrals. An Eligible Employee may elect to defer receipt of up to fifty percent (50%) (or such other percentage as may be determined by the Compensation Committee) of any Bonus that he or she anticipates receiving. Such election shall be made by filing a Deferral Agreement with the Company in the manner and by the time specified by the Administrator; provided, however, that (a) if such Bonus is "performance-based compensation," as defined in Treasury Regulation 1.409A-1(e), such Deferral Agreement must be filed with the Company (and become irrevocable) no later than June 30 of the calendar year in which the services to which the Bonus relates are performed, and (b) if such Bonus is not "performance-based compensation," such Deferral Agreement must be filed with the Company (and become irrevocable) no later than the end of the calendar year preceding the calendar year in which the services to which the Bonus relates are performed.

4.3    Director Fees Deferrals. Effective for Directors Fees earned on or after January 1, 2012, an Eligible Director may elect to defer receipt of up to one hundred percent (100%) of any Director Fees that he or she anticipates receiving. Such election shall be made by filing a Deferral Agreement with the Company in the manner and by the time specified by the Administrator; provided, however, that such Deferral Agreement must be filed with the Company prior to the first day of the first calendar year for which it is to be effective and shall become irrevocable with respect to a calendar year on the last day of the calendar year immediately preceding such calendar year (or such earlier date as the Administrator may prescribe). Notwithstanding the foregoing, an Eligible Director who first becomes eligible to participate in the Plan during a calendar year may elect to defer Director Fees that have not yet been earned in that calendar year (as of the date his or her Deferral Agreement is filed

Itron, Inc. Executive Deferred Compensation Plan	Page 5

with the Company) within thirty (30) days after being elected to the Board.

4.4    Restricted Stock Unit Deferrals. Effective for Restricted Stock Units granted and earned on or after January 1, 2012, each Eligible Employee may elect to defer receipt of up to fifty percent (50%) (or such other percentage as may be determined by the Compensation Committee) of any Restricted Stock Units that he or she anticipates receiving and each Eligible Director may elect to defer receipt of up to one hundred percent (100%) of any Restricted Stock Units that he or she anticipates receiving. Such election shall be made by filing a Deferral Agreement with the Company in the manner and by the time specified by the Administrator; provided, however, that (a) if such Restricted Stock Units are "performance-based compensation," as defined in Treasury Regulation 1.409A-1(e), such Deferral Agreement must be filed with the Company (and become irrevocable) no later than six months prior to the end of the performance period in which the services to which the Restricted Stock Units relate are performed, and (b) if such Restricted Stock Units are not "performance-based compensation," such Deferral Agreement must be filed with the Company (and become irrevocable) no later than the end of the calendar year preceding the calendar year in which the services to which the Restricted Stock Units relate are performed.

4.5    Changes in Deferral Elections. Prior to January 1, 2012 and subject to Section 8.3, a Participant's Deferral Agreement remained in effect from calendar year to calendar year until terminated or modified by the Participant or until the Participant ceased to be an Eligible Employee. Effective January 1, 2012, each Participant must complete a Deferral Agreement for each calendar year, such that a Participant's Deferral Agreement shall remain in effect for one calendar year only and no modification or termination of such Deferral Agreement shall be effective until the first day of the subsequent calendar year or until the Participant ceases to be an Eligible Employee or Eligible Director. Effective January 1, 2012, a Participant must affirmatively elect to participate in the Plan in each calendar year by filing a new Deferral Agreement with the Company in accordance with the provisions of Section 4.1, 4.2. 4.3 and/or 4.4 above, as applicable.

4.6    Form of Deferral Elections. With respect to deferrals made on or after January 1, 2012, a Participant's annual Deferral Agreement shall specify the form(s) of payment and date(s) of distribution of the Participant's Account with respect to the amounts to be deferred pursuant to the applicable Deferral Agreement.

4.7    Accounting. The Company shall credit a Participant's deferrals pursuant to Section 4.1, 4.2. 4.3 and/or 4.4 above to the Participant's Account on the date such amounts would have been paid to the Participant had they not been deferred by the Participant (or as soon as administratively practicable thereafter).

ARTICLE V. MATCHING CONTRIBUTIONS

5.1    Amount of Matching Contributions. Prior to January 1, 2012, an Employee-Participant's Account shall be credited with matching contributions in an amount equal to fifty percent (50%) of the first six percent (6%) of total Salary and Bonuses deferred under the Plan by such Participant during a payroll period. Effective January 1, 2012, an Employee-

Itron, Inc. Executive Deferred Compensation Plan	Page 6

Participant's Account shall be credited with the matching contributions described above but only to the extent that such deferred Salary and Bonus exceeds an amount equal to the annual limit under Section 401(a)(17) of the Code earned by the Employee-Participant in the applicable calendar year. Matching contributions shall be credited to an Employee-Participant whose employment with the Company terminates based upon the total Salary and Bonuses deferred under the Plan by such Participant through his or her termination date.

5.2    Accounting. The Company shall credit its matching contribution for a payroll period for a Participant to the Participant's Account at the same time as it credits the deferrals to which such contributions relate to such Account.

ARTICLE VI. ACCOUNTS

6.1    Establishment and Nature of Participant Accounts. The Company shall establish and maintain in the name of each Participant an Account to reflect the Participant's interest under the Plan. The maintenance of such Accounts is for record keeping purposes only. No funds or other assets of the Company shall be segregated or attributable to the amounts that may be credited to a Participant's Accounts from time to time, but rather benefit payments under the Plan shall be made from the general assets of the Company at the time any such payments become due and payable.

6.2    Account Earnings.

(a)    Allocation of Gains and Losses. Participant Accounts (except that portion of the Account consisting of deferred Restricted Stock Units) shall be adjusted on a daily basis (through the date immediately preceding the date on which the last payment to the Participant or Beneficiary, as applicable, is processed), according to the performance of the Measurement Fund(s) selected by the Participant pursuant to Section 6.2(b). Such credits and debits to a Participant's Account on a particular day shall be taken into account for purposes of calculating earnings or losses in a manner determined by the Administrator.

(b)    Allocation to Measurement Funds. A Participant may allocate and reallocate his or her Account (except that portion of the Account consisting of deferred Restricted Stock Units) among the various Measurement Funds designated by the Administrator from time to time. All such allocations and reallocations must be made in accordance with, and subject to, such rules and procedures as the Administrator may establish. To the extent a Participant fails to allocate his or her Account to a Measurement Fund as described above, such Participant will be deemed to have selected the Measurement Fund designated by the Administrator as the default Measurement Fund.

(c)    No Actual Investment. Notwithstanding any provision in the Plan to the contrary, the Measurement Funds are to be used for measurement purposes only. Neither the Participant's selection of a Measurement Fund nor the crediting or debiting of amounts to the Participant's Account in accordance with that selection shall be considered or construed as an actual investment of the Participant's Account in any Measurement Fund or as requiring the Company or the Administrator to invest any assets in any Measurement Fund or in any other particular investment. In the event that the Company or the Administrator, in

Itron, Inc. Executive Deferred Compensation Plan	Page 7

its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant (or Beneficiary) shall have any rights in or to such investments. Without limiting the foregoing, a Participant's Account balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Administrator; the Participant shall at all times remain an unsecured creditor of the Company. The Administrator is under no obligation to offer any particular investment as a Measurement Fund and may discontinue, substitute, modify or add Measurement Funds at any time.

6.3    Dividend equivalents shall be credited in respect of the deferred Restricted Stock Units. Such dividend equivalents shall be converted into additional deferred common stock equivalents covered by the deferred awards by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of stock equivalents covered by the deferred award by (2) the Fair Market Value (as defined in the Company's 2010 Stock Incentive Plan) per share of Company common stock on the payment date for such dividend. Any additional stock equivalents covered by the deferred Restricted Stock Units credited by reason of such dividend equivalents shall be deferred and subject to all the terms and conditions of this Plan.

6.4    In the event of any stock dividend, stock split, reverse stock split, recapitalization, merger, combination, exchange of shares, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of share equivalents subject to the deferred Restricted Stock Unit awards. If a majority of the shares which are of the same class as the shares the underlie the share equivalents subject to deferred Restricted Stock Unit awards are exchanged for, converted into, or otherwise become shares of another corporation (the “New Shares”), the Compensation Committee may unilaterally amend the deferred awards to provide that shares that underlie the share equivalents subject to such deferred awards are New Shares. In the event of any such amendment, the number of share equivalents subject to deferred awards shall be adjusted in a fair and equitable manner as determined by the Compensation Committee, in its discretion. Notwithstanding the foregoing, any fractional share equivalents resulting from an adjustment pursuant to this Section 6.4 shall be rounded down to the nearest whole share equivalent. The adjustments determined by the Compensation Committee pursuant to this Section 6.4 shall be final, binding and conclusive.

6.5    Account Statements. After the close of each calendar year, or more frequently as the Administrator, in its sole discretion, determines, the Company shall furnish each Participant with a statement of the value of his or her Account.

ARTICLE VII. VESTING

Except as provided below, a Participant shall be fully vested in his or her Account at all times, subject only to the Participant's status as a general unsecured creditor of the Company in the event of its insolvency or bankruptcy. Effective with respect to matching contributions made on or after January 1, 2012 and in accordance with Section 5.1 above, an Employee-Participant shall vest in such matching contributions in accordance with the

Itron, Inc. Executive Deferred Compensation Plan	Page 8

following schedule:

Years of Service	Percent Vested
Less than one	0%
At least one and less than two	33%
At least two and less than three	66%
At least three	100%

ARTICLE VIII. DISTRIBUTIONS

8.1    Timing of Distribution.

(a)    With respect to deferrals made on or before December 31, 2011, with respect to all deferrals made by Director-Participants, and except as provided otherwise in this Article VIII, a Participant's Account shall be distributed or commence to be distributed to the Participant within ninety (90) days after the Participant's Termination.

(b)    With respect to deferrals made on or after January 1, 2012 and except as provided otherwise in this Article VIII, an Employee-Participant's vested Account shall be distributed or commence to be distributed to the Participant as follows:

(i)An Employee-Participant's vested Account shall be distributed or commence to be distributed in the seventh month after the Participant's Termination.

(ii)Notwithstanding subpart (b)(i) above, each Employee-Participant may elect to receive one or more in-service distributions of his or her vested Account in the form specified in the Participant's Deferral Agreement, which may be a lump sum payment and/or annual installments of substantial equal amounts payable over a period of years certain not to exceed ten. Any such in-service distribution may be scheduled for any month and year prior to the Participant's Termination and must be scheduled at least two years from the year in which the deferred amount is earned. Any in-service distribution will commence on the first day of the month following the month designated by the Participant as the distribution month. Notwithstanding the foregoing, in-service distributions shall be made only prior to the Participant's Termination. To the extent that a Participant Terminates, a distribution of the Participant's vested Account shall be made in accordance with Section 8.1(b)(i); provided, however, that if an in-service distribution is an installment distribution and if it is in pay status, then such in-service distribution installments shall be paid in accordance with the Participant's in-service distribution election and not in accordance with Section 8.1(b)(i).
(iii)An Employee-Participant who elects an in-service distribution may make a re-deferral election with respect to the in-service distribution election if the following conditions are met: (1) the re-deferral election is in writing and does not take effect until twelve months after the date the re-deferral election is made, (2) the new in-service

Itron, Inc. Executive Deferred Compensation Plan	Page 9

distribution date is at least five years after the scheduled distribution date in effect on the date the re-deferral election is made, and (3) the re-deferral election is made not less than twelve months prior to the scheduled distribution date in effect on the date the re-deferral election is made.

8.2    Form of Distribution. Except as provided otherwise in this Article VIII, a Participant's vested Account shall be distributed to the Participant in either a lump sum or in approximately equal annual installments over a period not to exceed ten (10) years. Said form shall be irrevocably elected by the Participant on the Participant's applicable Deferral Agreement; provided, however, that the Participant may, with the consent of the Administrator, change the distribution form, provided such change does not result in the acceleration of payments within the meaning of Code Section 409A. Any such change (a) must be requested in writing (and such request must be filed with the Administrator) at least twelve (12) months prior to the date on which the Participant Terminates, (b) shall automatically result in the distribution (or commencement of distribution) of the Participant's benefit being delayed until the fifth (5th) anniversary of the date on which it would otherwise have occurred (or commenced), (c) shall not take effect for twelve (12) months after the date on which such change request is filed with the Administrator, and (d) shall not be effective unless and until approved by the Administrator. Any change requested which does not meet all the above requirements shall be null and void. If a Participant fails to elect a form of distribution on his or her initial Deferral Agreement or, effective for deferrals made on or after January 1, 2012, on his or her annual Deferral Agreement, then such Participant shall be deemed to have elected a lump sum distribution payable upon Termination in accordance with Section 8.1(a) or 8.1(b)(i).

8.3    Unforeseeable Emergency.

(a)    Any Participant who experiences an Unforeseeable Emergency may request a distribution from his or her vested Account under the Plan. The amount of any such distribution may not exceed the lesser of the balance in the Participant's vested Account as of the date of distribution or the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). Whether a Participant has experienced an Unforeseeable Emergency permitting a distribution under this Section 8.3 shall be determined by the Administrator based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an Unforeseeable Emergency may not be made to the extent that the emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant's assets (to the extent the liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. A Participant shall be required to submit a written request for such a withdrawal, together with such supporting documentation as the Administrator may require, to the Administrator for review and approval. If the Administrator approves the Participant's request, the Participant's deferrals under the Plan shall be cancelled prospectively, effective upon the date of such approval, and any distribution shall be made within ninety (90) days after such approval. If the requesting Participant's emergency need can be satisfied simply by cancelling the Participant's deferrals under the Plan without a corresponding distribution,

Itron, Inc. Executive Deferred Compensation Plan	Page 10

then the Administrator may authorize such cancellation, even though no distribution can be made. A Participant whose deferrals have been cancelled under this subsection (a) may not recommence deferrals under the Plan until the first day of the following calendar year.

(b)    A Participant's deferrals shall be cancelled prospectively upon the Participant's receipt of a hardship withdrawal from the Itron, Inc. Incentive Savings Plan or any other 401(k) plan sponsored, maintained or contributed to by the Company. A Participant whose deferrals have been cancelled under this subsection (b) may not recommence deferrals under the Plan until the first day of the first calendar year commencing at least six (6) months after the date of such hardship withdrawal.

(c)    The recommencement of deferrals following cancellation pursuant to this Section 8.3 shall be governed by the provisions of Article IV hereof.

8.4    Death Benefits.

(a)    Upon the death of a Participant, any portion of the Participant's vested Account that has not yet been distributed shall be paid in a lump sum to the Participant's Beneficiary within ninety (90) days after the Participant's death.

(b)    A Participant shall designate his or her Beneficiary on such form (filed with the Company) as the Administrator shall prescribe and may change that designation at any time by filing a new beneficiary designation with the Company. Any such change shall be effective only if the Participant is alive at the time the Company receives such change. The most recent beneficiary designation on file with the Company shall be controlling. If the Participant fails to designate a Beneficiary, or if all of the Participant's designated Beneficiaries predecease the Participant, then the Participant's Beneficiary shall be the Participant's surviving spouse or, if the Participant has no surviving spouse, the Participant's surviving children in equal shares, or, if the Participant has no surviving spouse or surviving children, the Participant's estate.

8.5    Restricted Stock Unit Distributions. Notwithstanding any provision of the Plan to the contrary, that portion of the Participant's vested Account consisting of Restricted Stock Unit deferrals shall be distributed in shares of the Company's common stock.

8.6    Distribution of Small Account Balances. If at any time after a distribution event specified above, the amount of the Participant's vested Account is less than annual limit under Code Section 402(g) as in effect at the time of distribution (in 2011, this limit is $16,500), the Participant's vested Account will be distributed on the next scheduled distribution date in a lump sum.

8.7    Payments to Specified Employees. Notwithstanding the foregoing and with respect to deferrals made on or before December 31, 2011, in the case of any Specified Employee, payments due upon Termination shall not be made (or commence to be made) before the date that is six (6) months after the date of Termination (or if earlier, the date of such Specified Employee's death). Any amounts that would have been paid during the six

Itron, Inc. Executive Deferred Compensation Plan	Page 11

(6) month period immediately following Termination but for such delay will be paid on the first business day following the date that is six (6) months after the Specified Employee's date of Termination.

8.8    Delay Due to Non-Deductibility under Section 162(m). Notwithstanding any provision of the Plan to the contrary, but subject to the requirements of Code Section 409A, the Company may delay any payment under the Plan to the extent it reasonably anticipates that if the payment were made as scheduled, the Company's deduction with respect to such payment would not be permitted due to the application of Code Section 162(m). Subject to the requirements of Code Section 409A, any payment that is delayed under this Section 8.6 shall be paid during the first taxable year of the Company in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code Section 162(m).

8.9    Distribution in Event of Taxation. Notwithstanding any provision in the Plan to the contrary, if this Plan fails to meet the requirements of Code Section 409A and the regulations thereunder, the Administrator may distribute to each Participant an amount from his or her vested Account not to exceed the amount required to be included in such Participant's income as a result of the Plan's failure to meet such requirements.

ARTICLE IX. ADMINISTRATION

9.1    Plan Administration.
(a)    The Plan shall be administered by the Administrator.

(b)    The Administrator shall have and exercise all discretionary and other authority to control and manage the operation and administration of the Plan, except such authority as is specifically allocated otherwise by or under the terms hereof, and shall have the power to take any action necessary or appropriate to carry out such responsibilities. Without limiting the foregoing, and in addition to the authority and duties specified elsewhere herein, the Administrator shall have the discretionary authority to construe, interpret and apply the terms and provisions of the Plan; to prescribe such rules and regulations, and issue such directives, as it deems necessary or appropriate for the administration of the Plan; and to make all other determinations and decisions as it deems necessary or appropriate for the administration of the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems expedient. Decisions of the Administrator shall be final and binding upon the Participants, and their legal representatives and Beneficiaries.

(c)    No Participant who represents or is authorized to act on behalf of (or who is a member of) the Administrator or the Board may decide, determine or act on any matter that affects the distribution, nature or method of settlement of solely his or her Account under the Plan, except in exercising an election available to that member in his or her capacity as a Participant.

Itron, Inc. Executive Deferred Compensation Plan	Page 12

9.2    Finality of Determination. Except as provided in Sections 9.6(d) and (e) below with respect to appeals of claim denials, the determination of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan shall be final, binding, and conclusive upon all persons and shall be given the greatest deference permitted by law.

9.3    Expenses. All expenses and costs incurred in connection with the administration and operation of the Plan and Trust shall be borne by the Company.

9.4    Legal Proceedings. Neither the Company, the Board, the Compensation Committee, the Administrator nor any other person shall be bound to institute any legal action against or between any person or persons, unless it shall first have been indemnified to its satisfaction by the Plan. If any dispute shall arise regarding the person to whom payment or delivery of any sums or property should be made by the Company, or regarding any act to be performed, the Company may, in its sole discretion, retain such payment and postpone the performing of such act until final adjudication of such dispute shall have been made in a court of competent jurisdiction or otherwise to the satisfaction of the Company or until the Company shall have been indemnified against loss to its satisfaction.

9.5    Disputed Payee or Act. If any dispute arises regarding the person to whom payment or delivery of any sums or property should be made by the Company, or regarding any act to be performed, the Company may, in its sole discretion, retain such payment and postpone the performing of such act until final adjudication of such dispute has been made in a court of competent jurisdiction or otherwise to the satisfaction of the Company or until the Company has been indemnified against loss to its satisfaction.

9.6    Claims Procedure.

(a)    Filing a Claim. Benefits under the Plan shall be paid only if the Administrator or the Compensation Committee decides, in its sole and absolute discretion, that the Participant or Beneficiary, as applicable (the "Claimant") is entitled to them. A Participant or a Beneficiary (the "Claimant"), or the authorized representative of either, shall file a claim for benefits under the Plan with the Administrator in writing. The Administrator may prescribed a particular form for filing such claims, and, if it does so, a claim will not be deemed properly filed unless such form is used, but the Administrator shall provide a copy of such form to any person whose claim for benefits is improper solely for this reason.

(b)    Claim Review. Claims will be decided by the Administrator (or, if the Administrator is the Compensation Committee, the senior human resources officer of Itron, Inc., or another individual designated by the Compensation Committee), which will make its decision with respect to a claim and notify the Claimant (or his or her authorized representative) in writing of such decision within ninety (90) days after receiving the claim. The Administrator (or the designee) may extend this ninety-day (90-day) period for an additional ninety (90) days if it determines that special circumstances require additional time to process the claim. The Administrator (or the designee) will notify the Claimant (or his or her authorized representative) in writing of any such extension within ninety (90) days of receiving the claim. The notice will included the reason(s) why the extension is necessary

Itron, Inc. Executive Deferred Compensation Plan	Page 13

and the date by which the Administrator (or the designee) expects to render its decision on the claim.

If a claim is partially or completely denied, the written notice to the Claimant (or his or her authorized representative) will include:

(1)    The specific reason or reasons for the denial;

(2)	Reference to the specific Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)
A description of the Plan's claim appeal procedure (and the time limits applicable thereto), including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA, following an adverse determination on appeal.

If a Claimant submits a claim in accordance with the procedure described above and does not hear from the Administrator (or the designee) within ninety (90) days, the Claimant may consider the claim denied.

(c)    Appealing a Claim Denial. If a claim is partially or completely denied, the Claimant has the right to appeal the denial. To appeal a claim denial, the Claimant (or his or her authorized representative) must file a written request for appeal with the Compensation Committee within sixty (60) days after receiving written notice of the claim denial. This written request for appeal should include:

(1)    A statement of the grounds on which the appeal is based;
(2)    Reference to the specific Plan provisions that support your claim;

(3)	The reason(s) or argument(s) why the Claimant believes the claim should be granted and the evidence supporting each reason or argument; and

(4)	Any other comments, documents, records or information relating to the claim that the Claimant wishes to submit.

The Claimant (or his or her authorized representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503-1(m)(8)) to his or her claim.
(d)    Decision on Appeal. Appeals will be decided by the Compensation Committee, which will render its decision with respect to an appeal and notify the Claimant (or his or her authorized representative) in writing of such decision within sixty (60) days after receiving the appeal. The Compensation Committee may extend this sixty-day (60-day) period for an additional sixty (60) days if it determines that special circumstances

Itron, Inc. Executive Deferred Compensation Plan	Page 14

require additional time to process the appeal. The Compensation Committee will notify the Claimant (or his or her authorized representative) in writing of any such extension within sixty (60) days of receiving the appeal. The notice will included the reason(s) why the extension is necessary and the date by which the Compensation Committee expects to render its decision on the appeal. In reaching its decision, the Compensation Committee will take into account all of the comments, documents, records and other information that the Claimant (or his or her authorized representative) submitted, without regard to whether such information was submitted or considered by the Administrator in its initial denial of the claim.

If a claim is partially or completely denied on appeal, the written notice of claim denial will include the following:
(1)    The specific reason or reasons for the denial;

(2)	Reference to the specific Plan provisions on which the denial is based;

(3)
A statement that the Claimant (or his or her authorized representative) is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503-1(m)(8)) to the claim; and

(4)	A statement of the Claimant's right to bring an action under Section 502(a) of ERISA.

If a Claimant files an appeal in accordance with the procedure described above and does not hear from the Administrator within sixty (60) days, the Claimant may consider the appeal denied.

(e)    Filing Suit. A Participant or Beneficiary must comply with the claim and appeal procedures described above before seeking any other legal recourse (including filing a law suit) regarding claims for benefits. If a Claimant wishes to file a court action after exhausting the foregoing procedures, the Claimant (or his or her authorized representative) must file such action in a court of competent jurisdiction within one hundred eighty (180) days after the date on which the Claimant (or his or her authorized representative) received the Administrator's written denial of the appeal. Court actions may not be commenced after this one hundred eighty (ISO) day period. Any judicial review of the Compensation Committee's decision on a claim will be limited to whether, in the particular instance, the Compensation Committee abused its discretion. In no event will such judicial review be on a de novo basis, because the Compensation Committee has discretionary authority to determine eligibility for (and the amount of) benefits under the Plan and to construe and interpret the terms and provisions of the Plan.

ARTICLE X. CHANGE OF CONTROL

10.1    Benefits Protection Trust. As soon as administratively practicable (but in no event more than 14 days) after a Change of Control, the Company shall contribute to the Trust an amount equal to the total of Plan's liabilities as of the date of the Change of Control,

Itron, Inc. Executive Deferred Compensation Plan	Page 15

less the amount already held in the Trust with respect to such Accounts, provided that the Company is not then insolvent. In addition, on and after a Change of Control, the following shall apply (provided that the Company is not then insolvent):

(a)
As soon as administratively practicable (but in no event more than 14 days) after the end of the month in which occurs a Change of Control and each month commencing thereafter, Company shall make an irrevocable contribution to the Trust in an amount that is equal to any amounts deferred pursuant to Article IV hereof by Participants during such month.

(b)
As soon as administratively practicable (but in no event more than one month) after the end of the calendar year in which occurs a Change of Control and each calendar year commencing thereafter, Company shall make an irrevocable contribution to the Trust in an amount equal to any Matching Contribution required to be made under this Plan pursuant to Section 5.1 hereof.

(c)
As soon as administratively practicable (but in no event more than two and one-half months) after the end of the calendar year in which occurs a Change of Control and each calendar year commencing thereafter, Company shall make an irrevocable contribution to the Trust in an amount that is equal to the total amount credited to the Participants' Accounts pursuant to Section 6.2 above, if any, for such calendar year.

The Company shall be insolvent if either (i) it is generally unable to pay its debts as they become due unless such debts are the subject of a bona fide dispute, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code. The Company shall have no obligation to contribute to the Trust or any other "rabbi" trust with respect to the Plan except in the event of a Change of Control.

10.2    Legal Defense Trust. Immediately upon a Hostile Change of Control, the Company shall contribute to the Itron, Inc. Legal Defense Trust such amount as may be specified in the trust agreement for such trust for purposes of reimbursing Participants for legal fees and other related costs incurred by any Participant in attempting to enforce such Participant's rights under the Plan, provided that the Company is not then insolvent (as defined in Section 10.1 above). The terms and conditions under which such fees and costs shall be reimbursed shall be set forth in the trust agreement for such trust.

10.3    Amendment After Change of Control. This Article X may not be amended or modified following a Change of Control.

ARTICLE XI. AMENDMENT, MODIFICATION AND TERMINATION

Subject to Section 10.3 above, this Plan may be amended, modified or terminated at any time by the Board; provided, however, that no amendment, modification or termination may adversely affect the rights of any Participant, without his or her consent, to any benefit under the Plan to which he or she was entitled prior to the effective date (or, if later, the

Itron, Inc. Executive Deferred Compensation Plan	Page 16

adoption date) of such amendment, modification or termination; and provided further, that the Plan may not be amended, modified or terminated in any way without the consent of each Participant for a period of two (2) years following a Change of Control. No amendment shall be made to the Plan if such amendment would cause the Plan to be funded, or cause any amounts allocated to Participants' Accounts under the Plan to be taxable to the Participants or their Beneficiaries prior to the calendar year of actual receipt of such amounts, or otherwise cause the Plan to lose its exemption from ERISA. In the event of the termination of the Plan, the Accounts shall be distributed to Participants pursuant to Article VIII above, unless the Board, in its sole and absolute discretion, directs that distributions occur sooner in accordance with the provisions of Treasury Regulation Section 1 .409A-3(j)(4)(ix).
ARTICLE XII. MISCELLANEOUS

12.1    Plan Year. The Plan year shall be the calendar year.

12.2    Withholding for Taxes and Other Deductions. The Company shall have the right to deduct from any deferral, distribution or withdrawal under the Plan any applicable taxes that it is required by law to withhold. In addition, the Company may also deduct from any distribution or withdrawal under the Plan any amounts owed by the Participant to the Company; provided, however, that the amount deducted from any distribution or withdrawal may not exceed the amount of such distribution or withdrawal, less any applicable tax withholding. The immediately preceding sentence shall not apply after a Hostile Change of Control.

12.3    No Right to Employment. Nothing contained in the Plan or in any Deferral Agreement executed by a Participant in connection herewith shall be construed to (i) confer upon any employee any right of employment with the Company, (ii) restrict in any way with the Company's right to terminate or change the terms or conditions of any employee's employment at any time, or (iii) confer upon any employee or any other person any claim or right to any distribution under the Plan except in accordance with its terms.

12.4    Alienation Prohibited. Neither the Participant nor any Beneficiary shall have any right or ability to alienate, sell, transfer, assign, pledge or encumber, either voluntarily or involuntarily, any amount due or expected to become due under the Plan. Nor shall any such amounts be subject to garnishment, execution, levy or other seizure by any creditor of a Participant or Beneficiary. Notwithstanding the foregoing, the Administrator, in its sole discretion, may authorize payment (including immediate payment) to an "alternate payee" to the extent necessary to fulfill a "domestic relations order," as defined in Code Section 414(p).

12.5    General Limitation of Liability. Neither the Company, the Board, the Compensation Committee, the Administrator nor any other person shall be liable, either jointly or severally, for any act or failure to act or for anything whatsoever in connection with the Plan, or the administration thereof, except, and only to the extent of, liability imposed because of willful misconduct, gross negligence or bad faith. All benefit payments shall be made solely from the Company's general assets.

Itron, Inc. Executive Deferred Compensation Plan	Page 17

12.6    Contributions to Trust. Nothing contained herein shall be construed or interpreted to preclude the Company from contributing to the Trust, or from establishing and contributing to any other trust, to facilitate benefit payments under the Plan prior to a Hostile Change of Control. All amounts held in the Trust (both now and in the future) shall be used to pay benefits under the Plan on a first-come, first-served basis, and shall not be earmarked to pay benefits to any particular Participant or Beneficiary.

12.7    Unfunded Plan. Notwithstanding the existence of the Trust or any other trust created pursuant to Section 12.6 above, the Plan shall be unfunded. All amounts deferred by, or credited to, Participants under the Plan, all Participant Accounts established and maintained pursuant to the Plan and all amounts contributed to the Trust or any other trust established pursuant to Section 12.6 above shall continue for all purposes to be part of the general assets of the Company until distributed; all benefits under the Plan shall be paid solely from the general assets of the Company. The Plan constitutes a mere promise by the Company to make benefit payments in the future. Participants and Beneficiaries shall have the status of general unsecured creditors of the Company with respect to the Plan and any rights and benefits thereunder. No Participant or Beneficiary shall have any preferred claim to the amounts credited to a Participant's Accounts or to any assets of the Company (or any trust established pursuant to Section 12.6 above) on account of a Participant's participation in the Plan prior to the time such amounts are actually paid to the Participant or Beneficiary, and then only to the extent of any such payment.

12.8    Applicable Law. The Plan shall be construed and its validity determined in accordance with the laws of the State of Washington to the extent such laws are not preempted by federal law.

12.9    Severability. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, said illegality, invalidity or unenforceability shall not affect the remaining provisions of the Plan, which shall remain fully effective and shall be construed and enforced as if said illegal, invalid or unenforceable provision had never been included herein.

12.10    Successors and Assigns. The terms and conditions of the Plan, as amended and in effect from time to time, shall be binding upon the Company's successors and assigns, including without limitation any entity into which the Company may be merged or with which the Company may be consolidated.

12.11    Compliance with Section 409A. The Plan is intended to comply with the requirements of Code Section 409A (including accompanying regulations and current IRS guidance) and to conform to the current operation of the Plan. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with this intention, so as to avoid the pre-distribution inclusion in income of amounts deferred under the Plan and the imposition of any additional taxes or interest thereon. With respect to any Participant whose taxable year is not the calendar year, all references in the Plan to "calendar year," except those in Article V and Section 6.3 above, shall be deemed to

Itron, Inc. Executive Deferred Compensation Plan	Page 18

be revised to refer to the Participant's "taxable year." The Company and the Administrator may conclusively presume that a Participant's taxable year is the calendar year until notified otherwise in writing by the Participant.
*    *    *    *    *
IN WITNESS WHEREOF, this instrument has been executed by the Company as the 15th day of September, 2011.

ITRON, INC.

By:	/s/ JARED P. SERFF
Its:	Vice President, Competitive Resources

Itron, Inc. Executive Deferred Compensation Plan	Page 19